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                                                                     Exhibit 2.3
                                                         AS EXECUTED - CONFORMED

                    KBLP ASSIGNMENT AND ASSUMPTION AGREEMENT


            ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of July 1, 1998, between KB USA, L.P., a Delaware limited partnership ("KBLP"), and ASTRA PHARMACEUTICALS, L.P., a Delaware limited partnership (the "Partnership").

                                   WITNESSETH:

            WHEREAS, Astra AB, a company limited by shares organized and existing under the laws of Sweden ("KB"), Merck & Co., Inc., a New Jersey corporation ("TR"), Astra Merck Inc., a Delaware corporation ("KBI"), KBLP, the Partnership and other related parties have entered into that certain Master Restructuring Agreement dated as of June 19, 1998 (the "Master Restructuring Agreement");

            WHEREAS, KB, TR, KB USA and KBLP have executed and delivered the KB USA Asset Contribution Agreement dated as of June 19, 1998 (the "KB USA Asset Contribution Agreement") providing for the transfer and assignment of certain assets of KB USA to KBLP and the assumption by KBLP of certain liabilities and obligations of KB USA;

            WHEREAS, KBLP desires to transfer and assign all of its rights and obligations under the KB USA Asset Contribution Agreement to the Partnership, and the Partnership desires to accept and assume such rights and obligations, all in accordance with the terms and conditions of this Agreement and the Master Restructuring Agreement;

            NOW, THEREFORE, in consideration of the premises and the agreements contained herein and in the Master Restructuring Agreement, the parties hereby agree as follows:

            1. Definitions. Capitalized terms that are used herein and not otherwise defined shall have the respective meanings assigned to them in the KB USA Asset Contribution Agreement.

            2. Assignment. Effective at and as of the Effective Time (as defined in the Master Restructuring Agreement), KBLP hereby conveys, grants, transfers, sets over, assigns and delivers to the Partnership all of KBLP's rights in and under the KB USA Asset Contribution Agreement.

            3. Assumption. Effective at and as of the Effective Time, the Partnership, without any further responsibility or liability of, or recourse to, KB USA, KBLP or any of their respective directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns hereby absolutely and irrevocably assumes and is, and shall be, liable and solely responsible for any and all liabilities and obligations of KBLP under or pursuant to the KB USA Asset Contribution Agreement, including without limitation all Assumed Liabilities (as defined in the KB USA Asset Contribution Agreement).
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            4. Performance of Obligations by the Partnership; Indemnification.
(a) The Partnership covenants and agrees to perform and satisfy fully, on or before the date when due, all obligations included in, arising from, or related to, the Assumed Liabilities so that KB USA, KBLP and all of their respective directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns have no liability or obligations with respect thereto.

            (b) The Partnership agrees to indemnify, defend and hold harmless KBLP and its Affiliates and their respective officers, directors, employees and agents from and against any and all Indemnity Losses (as defined in the Master Restructuring Agreement) arising out of, based upon or resulting from (i) the liabilities and obligations of KBLP under the KB USA Asset Contribution Agreement and (ii) the Assumed Liabilities. Any claim for indemnification hereunder shall be on a net-after tax basis in accordance with, and shall be subject to the procedures set forth in, Section 10.3 of the Master Restructuring Agreement.

            5. Certain Related Provisions. This Agreement is subject to Articles 9, 10 and 12 of the Master Restructuring Agreement.
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            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                          KB USA, L.P.

                                          By:  ASTRA AB, General Partner
                                                 (publ)



                                          By:   /s/ Goran Lerenius
                                             -----------------------------------
                                             Name:    Goran Lerenius
                                             Title:   Authorized Signatory




                                          ASTRA PHARMACEUTICALS, L.P.

                                          By:   KB USA, L.P., General Partner

                                          By:  ASTRA AB, General Partner
                                                 (publ)



                                          By:   /s/ Goran Lerenius
                                             -----------------------------------
                                             Name:    Goran Lerenius
                                             Title:   Authorized Signatory